SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material under Rule 14a-12

eBay Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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eBay Inc.

2145 Hamilton Avenue
San Jose, California 95125

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 5, 2002

To the Stockholders of eBay Inc.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, will be held on Wednesday, June 5, 2002, at 9:00 a.m. local time at Silicon Valley Conference Center, Stanford Room, 2161 North First Street, San Jose, California 95131 for the following purposes:

1.	To elect two directors to hold office until the 2005 Annual Meeting of Stockholders.

2.	To approve an amendment to our 1999 Global Equity Incentive Plan to increase by 5,000,000 the number of shares of common stock reserved for issuance under the 1999 Plan.

3.	To approve an amendment to our 2001 Equity Incentive Plan to increase by 15,000,000 the number of shares of common stock reserved for issuance under the 2001 Plan.

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2002.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting thereof.

      These business items are described more fully in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on April 8, 2002, as the record date for identifying those stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

/s/ MICHAEL R. JACOBSON

Michael R. Jacobson
Secretary

San Jose, California

April 26, 2002

      All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, you are urged to vote your shares as soon as possible. Instructions in the proxy card will tell you how to vote over the Internet, by telephone or by returning your proxy card in the enclosed return envelope (which is postage prepaid if mailed in the United States). Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 APPROVAL OF AMENDMENT TO 1999 GLOBAL EQUITY INCENTIVE PLAN
PROPOSAL 3 APPROVAL OF AMENDMENT TO 2001 EQUITY INCENTIVE PLAN
PROPOSAL 4 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS OF THE REGISTRANT
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)
CERTAIN TRANSACTIONS
OTHER MATTERS

eBay Inc.

2145 Hamilton Avenue
San Jose, California 95125

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
June 5, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of eBay Inc. for use at the Annual Meeting of Stockholders to be held on June 5, 2002, at 9:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Silicon Valley Conference Center, Stanford Room, 2161 North First Street, San Jose, California 95131. We intend to mail this Proxy Statement and accompanying proxy card on or about April 26, 2002, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

      We will pay for the entire cost of proxy solicitations, including preparation, assembly, printing and mailing of proxy solicitation materials. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock, par value $0.001 per share (the “Common Stock”), beneficially owned by others to forward these materials to the beneficial owners of Common Stock. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials. Directors, officers or other regular employees of ours, or, at our request, Georgeson Shareholder Communications Inc., a professional proxy solicitation firm (“Georgeson”), may also solicit proxies by telephone, telegram or in-person. We will not additionally compensate directors, officers or other regular employees for these services, but Georgeson will be paid its customary fee, estimated to be approximately $6,500, plus reasonable out-of-pocket expenses.

Voting Rights and Outstanding Shares

      Only stockholders of record at the close of business on April 8, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 8, 2002, 279,886,751 shares of Common Stock were outstanding and entitled to vote. Each holder of record of shares of Common Stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

      The inspector of election appointed for the meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from a beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

Voting Your Proxy

      Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. Instructions for voting by telephone, by using the Internet or by mail are on your proxy card. For shares held through a broker, bank or other nominee, follow the instructions on the voting instruction card included with your voting materials. If you provide specific voting instructions, your shares will be voted as you have instructed. If you hold shares in your name and sign and return the proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Revocability of Proxies

      Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

•	filing a written notice of revocation with our Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125);

•	filing a properly executed proxy showing a later date with our Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125); or

•	attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Stockholder Proposals

      Proposals of stockholders that are intended to be presented at our 2003 Annual Meeting of Stockholders in the proxy materials for such meeting must comply with the requirements of SEC Rule 14a-8 and must be received by our Secretary no later than December 18, 2002, in order to be included in the Proxy Statement and proxy relating to our 2003 Annual Meeting. A stockholder proposal or a nomination for director that will not be included in our Proxy Statement and proxy must generally be submitted to our Secretary no earlier than March 7, 2003, and no later than April 6, 2003. We advise you to review our Bylaws, which contain this and other requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

      eBay’s Certificate of Incorporation and Bylaws, as amended to date, provide that the Board of Directors shall be divided into three classes. The first class currently consists of two directors, the second class currently consists of three directors and the third class currently consists of two directors. The term of office for the first class expires at the Annual Meeting, the term of office for the second class expires at our annual meeting of stockholders to be held in 2003 and the term of office for the third class expires at our annual meeting of stockholders to be held in 2004. The term of each of these three classes will then expire at the third annual meeting following the date of expiration described in the previous sentence. A director elected to fill a vacancy (including a vacancy created by an increase in the Board of Directors) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified.

      The Board of Directors is presently composed of seven members. There are two directors in the class whose term of office expires in 2002, both of whom are currently members of the Board of Directors. Both of the nominees for election were previously elected by the stockholders. If elected at Annual Meeting, each of the nominees would serve until 2005 annual meeting and until his successor is elected and has qualified, or until his earlier death, resignation or removal.

      Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by signed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If either nominee unexpectedly is unavailable for election, these shares will be voted for the election of a substitute nominee proposed by management. Each person nominated for election has agreed to serve if elected. Management has no reason to believe that either nominee will be unable to serve.

      Set forth below is biographical information for the nominees as well as for each director whose term of office will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2005 Annual Meeting

     Scott D. Cook

      Mr. Scott D. Cook, age 49, has served as a director of eBay since June 1998. Mr. Cook is the founder of Intuit Inc., a financial software developer. Mr. Cook has been a director of Intuit since March 1984 and is currently Chairman of the Executive Committee of the Board of Intuit. From March 1993 to July 1998, Mr. Cook served as Chairman of the Board of Intuit. From March 1984 to April 1994, Mr. Cook served as President and Chief Executive Officer of Intuit. Mr. Cook also serves on the board of directors of Amazon.com, Inc. and The Procter & Gamble Company. Mr. Cook holds a B.A. degree in Economics and Mathematics from the University of Southern California and an M.B.A. degree from the Harvard Business School.

     Robert C. Kagle

      Mr. Robert C. Kagle, age 46, has served as a director of eBay since June 1997. Mr. Kagle has been a Member of Benchmark Capital Management Co., L.L.C., the General Partner of Benchmark Capital Partners, L.P. and Benchmark Founders’ Fund, L.P., since its founding in May 1995. Mr. Kagle also has been a General Partner of Technology Venture Investors since January 1984. Mr. Kagle also serves on the board of directors of Ariba, Inc. and E-LOAN, Inc. Mr. Kagle holds a B.S. degree in Electrical and Mechanical Engineering from the General Motors Institute (renamed Kettering University in January 1998) and an M.B.A. degree from the Stanford Graduate School of Business.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2003 Annual Meeting

     Dawn G. Lepore

      Ms. Dawn G. Lepore, age 48, has served as a director of eBay since December 1999. Ms. Lepore is Vice Chairman of Technology and Administration and a member of the Executive Management Committee of the Charles Schwab Corporation where she has served for over 18 years in various capacities. Prior to her appointment as Chief Information Officer at Schwab in October 1993, Ms. Lepore served as Senior Vice President of Information Technology at Schwab from May 1993 to October 1993, responsible for the development of a wide range of systems to support Schwab’s growing product offerings and client base. She also led a strategic initiative for redesigning Schwab’s entire technology platform. Ms. Lepore also serves on the board of directors of Wal-Mart Stores, Inc. and on the Board of Trustees of Smith College. Ms. Lepore holds a B.A. degree from Smith College in Music.

     Pierre M. Omidyar

      Mr. Pierre M. Omidyar, age 34, founded eBay as a sole proprietorship in September 1995. He has been a director and Chairman of the Board since eBay’s incorporation in May 1996 and also served as its Chief Executive Officer, Chief Financial Officer and President from inception to February 1998, November 1997 and August 1996, respectively. Prior to founding eBay, Mr. Omidyar was a developer services engineer at General Magic, a mobile communication platform company from December 1994 to July 1996. Mr. Omidyar co-founded Ink Development Corp. (later renamed eShop) in May 1991 and served as a software engineer there from May 1991 to September 1994. Prior to co-founding Ink, Mr. Omidyar was a developer for Claris, a subsidiary of Apple Computer, and for other Macintosh-oriented software development companies. Mr. Omidyar also serves on the Board of Trustees of Tufts University, The Santa Fe Institute and The Omidyar Foundation. Mr. Omidyar holds a B.S. degree in Computer Science from Tufts University.

     Howard D. Schultz

      Mr. Howard D. Schultz, age 48, has served as a director of eBay since June 1998. Mr. Schultz is the founder of Starbucks Corporation, a provider of gourmet coffee, and has been its Chairman of the Board and Chief Global Strategist since June 2000. From Starbucks’ inception in 1985 to June 2000, he served as its Chairman of the Board and Chief Executive Officer. From 1985 to June 1994, Mr. Schultz also served as President of Starbucks. Mr. Schultz is also one of two founding members of Maveron LLC, a company providing advisory services to consumer-based businesses, and is a member of two LLCs that serve as General Partners of Maveron LLC’s affiliated venture capital funds, Maveron Equity Partners LP and Maveron Equity Partners 2000 LP. Mr. Schultz also serves on the board of directors of Drugstore.com, Inc.

Directors Continuing in Office Until the 2004 Annual Meeting

     Philippe Bourguignon

      Mr. Philippe Bourguignon, age 54, has served has a director of eBay since December 1999. Mr. Bourguignon has served as Chairman of the Board of Club Mediterranee S.A. since April 1997. Prior to his appointment at Club Mediterranee S.A., Mr. Bourguignon was Chief Executive Officer of Euro Disney S.A., the parent company of Disneyland Paris, since 1993, and Executive Vice President of The Walt Disney Company (Europe) S.A., since October 1996. Mr. Bourguignon was named President of Euro Disney in 1992, a post he held through April 1993. He joined The Walt Disney Company in 1988 as head of Real Estate development. Mr. Bourguignon holds a Masters Degree in Economics at the University of Aix-en-Provence and holds a post-graduate diploma from the Institut d’Administration des Enterprises (IAE) in Paris.

     Margaret C. Whitman

      Ms. Margaret C. Whitman, age 45, has served as President and Chief Executive Officer of eBay since February 1998 and as a director since March 1998. From January 1997 to February 1998, she was General Manager of the Preschool Division of Hasbro Inc., a toy company. From February 1995 to December 1996, Ms. Whitman was employed by FTD, Inc., a floral products company, most recently as President, Chief Executive Officer and a director. From October 1992 to February 1995, Ms. Whitman was employed by The Stride Rite Corporation in various capacities, including President, Stride Rite Children’s Group and Executive Vice President, Product Development, Marketing & Merchandising, Keds Division. From May 1989 to October 1992, Ms. Whitman was employed by The Walt Disney Company, an entertainment company, most recently as Senior Vice President, Marketing, Disney Consumer Products. Before joining Disney, Ms. Whitman was at Bain & Co., a consulting firm, most recently as a Vice President. Ms. Whitman also serves on the board of directors of The Goldman Sachs Group, Inc. and is a Member of the Board of Trustees of Princeton University. Ms. Whitman holds an A.B. degree in Economics from Princeton University and an M.B.A. degree from the Harvard Business School.

Board Committees and Meetings

      During 2001, our Board of Directors held seven meetings. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

      The Audit Committee consists of Messrs. Kagle and Cook and Ms. Lepore. The Audit Committee held five meetings during fiscal year 2001. The primary responsibilities of the Audit Committee are to meet with our independent auditors at least annually to review the results of the annual audit and to discuss the financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Additionally, the Audit Committee meets with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q, recommends to the Board of Directors the independent auditors to be retained, oversees the independence of the independent auditors, evaluates the independent auditors’ performance, receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs, prepares Audit Committee Report for inclusion in our Proxy Statement and meets with our General Counsel to discuss legal matters that may have a material impact on our financial statements or our compliance policies. All members of our Audit Committee are independent within the meaning of the listing standards of the Nasdaq National Market. Our Board of Directors has adopted an Audit Committee Charter, which we have filed with the Securities and Exchange Commission.

      The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans. The Compensation Committee is composed of three non-employee directors: Messrs. Kagle, Bourguignon and Schultz. It met two times during 2001.

      The Nominating Committee consists of Messrs. Cook and Schultz and Ms. Lepore. Each of the foregoing is a director who is not employed by eBay or affiliated with our management. The Nominating Committee makes, at the request of our Board of Directors, determinations as to the individuals who are to be nominated for membership on our Board of Directors. The Nominating Committee considers nominees recommended by stockholders. The Nominating Committee was established in December 2001 and did not meet during 2001. Stockholders wishing to submit recommendations for our 2003 Annual Meeting should write to our Secretary in accordance with the time limitations, procedures and requirements referenced herein under “Stockholder Proposals.”

      During 2001, each Board member attended at least 75% of our Board meetings and committee meetings for committees on which such director served, except Mr. Bourguignon and Mr. Cook, each of whom attended less than 75% of such meetings as a result of unavoidable scheduling conflicts.

PROPOSAL 2

APPROVAL OF AMENDMENT TO 1999 GLOBAL EQUITY INCENTIVE PLAN

      We are asking you to approve an amendment to our 1999 Global Equity Incentive Plan (the “1999 Plan”). The purpose of the amendment is to increase the number of shares of the Common Stock we may issue under the 1999 Plan by 5,000,000 shares from 5,000,000 to 10,000,000.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

      A summary of the 1999 Plan is set forth below. The discussion below is qualified in its entirety by reference to the 1999 Plan, a copy of which was previously provided as an exhibit to the Proxy Statement for our 2000 Annual Meeting of Stockholders and is available, among other places, on the Internet at the SEC’s website at http://www.sec.gov. All references to share amounts below and elsewhere in this Proxy Statement reflect our two-for-one stock split on May 24, 2000.

General

      The 1999 Plan provides for the grant of stock options, stock bonuses and restricted stock purchase awards (collectively “awards”). Options granted under the 1999 Plan are not intended to qualify as incentive stock options under the Internal Revenue Code.

Purpose

      The purpose of the 1999 Plan is to provide a means by which employees, directors and consultants in countries other than the United States may be given an opportunity to purchase our Common Stock. We believe that the 1999 Plan assists us in retaining the services of such persons, in securing and retaining the services of persons capable of filling such positions and in providing incentives for such persons to exert maximum efforts for our success.

Administration

      The Board administers the 1999 Plan. Subject to the provisions of the 1999 Plan, it may construe and interpret the 1999 Plan and determine the persons to whom and the dates on which awards will be granted. It also may determine the number of shares of our stock to be subject to each award, the exercise and vesting schedule, the exercise price, the type of consideration and other terms of the award. Pursuant to its authority to delegate administration of the 1999 Plan to a committee of one or more Board members, the Board has delegated administration to its Compensation Committee. Therefore, as used herein, the “Board” refers to the Compensation Committee as well as to the Board itself.

Eligibility

      We intend the 1999 Plan to benefit mainly employees, directors and consultants who are neither citizens of, nor residents of, the United States. The 1999 Plan has been localized to permit us to issue stock options to our employees in Australia, Canada, France, Germany, Italy, Japan, Korea, the Netherlands, Spain, Switzerland and the United Kingdom. However, all of our employees and consultants and the employees, directors and consultants of our affiliates are eligible to participate in the 1999 Plan.

Stock Subject to the 1999 Plan

      We have reserved an aggregate of 10,000,000 shares of our Common Stock for issuance under the 1999 Plan. As of March 31, 2002, there were 2,293,351 shares to be issued upon the exercise of outstanding options under the 1999 Plan and only 2,417,838 shares available for future grant under the 1999 Plan from the 5,000,000 shares previously approved by our stockholders. If awards granted under the 1999 Plan expire or otherwise terminate without being exercised, the shares of our stock not acquired pursuant to such awards again become available for issuance under the 1999 Plan.

Terms of Options

      Exercise Price; Payment. The Board determines the exercise price of options. The participant must pay the exercise price either in cash or, if allowed by the Board, by delivery of other shares of our Common Stock, pursuant to a deferred payment arrangement or in any other form of legal consideration acceptable to the Board.

      Repricing. In the event of a decline in the value of our Common Stock, the Board has inherent authority to offer participants the opportunity to replace outstanding higher priced options with new lower priced options. To date, no repricings have been effected under the 1999 Plan.

      Option Exercise. Options granted under the 1999 Plan may become exercisable in cumulative increments (“vest”) as determined by the Board, and the Board may accelerate the time during which an option may vest or be exercised. In addition, options may permit exercise prior to vesting, but in such event the participant will be required to enter into an early exercise stock purchase agreement that allows us to repurchase unvested shares, generally at the participant’s exercise price, should the participant’s service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any tax withholding obligation relating to the exercise of the option by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned shares of our Common Stock or by a combination of these means.

      Term. The terms and conditions of options will depend to a large extent upon the applicable law of the country where the participant resides. However, the term is expected to generally be 10 years, and options generally are expected to terminate three months after termination of the participant’s service. If such termination is due to the participant’s disability, the option generally may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination. If the participant dies during the option term, or within three months after termination of service, the option generally may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death. A participant may designate a beneficiary who may exercise the option following the participant’s death.

Terms of Stock Bonuses and Purchases of Restricted Stock

      Payment. The Board determines the purchase price of our stock under a restricted stock purchase agreement. However, the Board may award stock bonuses in consideration of past services without a purchase payment. The participant must pay the purchase price either in cash or, if allowed by the Board, by delivery of other shares of our Common Stock, pursuant to a deferred payment arrangement or in any other form of legal consideration acceptable to the Board. To date, the Board has not made any grants of restricted stock or stock bonuses under the 1999 Plan.

      Vesting. Shares of stock sold or awarded under the 1999 Plan, if any, may, but need not be, subject to a repurchase option in favor of us in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement or stock bonus award under the 1999 Plan.

Restrictions on Transfer

      The participant may not transfer an award otherwise than by will or by the laws of descent and distribution unless otherwise provided by the award terms.

Adjustment Provisions

      Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of our stock subject to the 1999 Plan and to outstanding awards. In that event, the Board will appropriately adjust the 1999 Plan as to the class and the maximum number of shares of our stock, and will adjust outstanding awards as to the class, number of shares and price per share of our stock.

Effect of Certain Corporate Events

      In the event of our dissolution or liquidation, outstanding awards will terminate. However, outstanding awards do not automatically terminate in the event of a change in control. A “change in control” means a sale, lease or other disposition of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our stock outstanding immediately preceding the merger are converted by virtue of the merger into other property. In the event of a change in control, any surviving corporation or acquiring corporation may assume or continue outstanding awards or may substitute similar awards. If it refuses to do so, then with respect to awards held by participants whose service has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full. The unexercised portion of all outstanding awards will terminate upon the change in control. The acceleration of an award in the event of a change in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

Duration, Amendment and Termination

      The Board may amend, suspend or terminate the 1999 Plan at any time or from time to time. Stockholders approved the 1999 Plan at our 2000 Annual Meeting of Stockholders. Stockholder approval of any amendment to the 1999 Plan must be sought only if necessary under applicable laws or regulations, but the Board may submit and any amendment under the 1999 Plan for stockholder approval at its discretion.

Federal Income Tax Information

      Awards granted under the 1999 Plan to persons subject to United States taxation generally have the following federal income tax consequences:

      There are no tax consequences to the participant or to us by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Internal Revenue Code and the satisfaction of a tax reporting obligation, we generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

      Upon disposition of our stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the participant held the stock for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options.

      Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently generally 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 38.6%. Slightly different rules may apply to participants who acquire stock subject to our repurchase right.

      Awards granted under the 1999 Plan to persons subject to taxation in jurisdictions outside of the U.S. have different tax consequences unique to each jurisdiction.

Participation in the 1999 Plan

      The grant of stock options under the 1999 Plan to executive officers, including the executive officers named in the Summary Compensation Table set forth under “Executive Compensation — Compensation of Executive Officers — Summary of Compensation,” is subject to the discretion of the Board. Since the 1999 Plan’s inception, Ms. Whitman and Messrs. Webb, Jordan and Cobb have not been granted options to purchase shares from the 1999 Plan, whereas, Mr. Bannick, our Senior Vice President and General Manager, International, has been granted 300,000 shares. Since the 1999 Plan’s inception, all current executive officers as a group, including the Named Executive Officers, and all other employees as a group were granted, as of December 31, 2001, options to purchase 300,000 and 1,625,171 shares, respectively.

      During this period, options to purchase an aggregate of 271,837 were cancelled. Since the 1999 Plan’s inception, none of our current directors have been granted options to purchase shares under the 1999 Plan. As of December 31, 2001, the weighted average exercise price of outstanding options under the 1999 Plan was $50.44. As of the date hereof, there has been no determination as to future awards under the 1999 Plan. Accordingly, future benefits or amounts received are not determinable.

PROPOSAL 3

APPROVAL OF AMENDMENT TO 2001 EQUITY INCENTIVE PLAN

      We are asking you to approve an amendment to our 2001 Equity Incentive Plan (the “2001 Plan”). The purpose of the amendment is to increase the number of shares of the Common Stock we may issue under the 2001 Plan by 15,000,000 shares from 10,000,000 to 25,000,000.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

      A summary of the 2001 Plan is set forth below. The discussion below is qualified in its entirety by reference to the 2001 Plan, a copy of which was previously provided as an exhibit to the Proxy Statement for our 2001 Annual Meeting of Stockholders and is available, among other places, on the Internet at the SEC’s website at http://www.sec.gov.

General

      The 2001 Plan provides for the grant of incentive stock options and nonstatutory stock options. Incentive stock options granted under the 2001 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the 2001 Plan are not intended to qualify as incentive stock options under the Code.

Purpose

      The purpose of the 2001 Plan to provide a means by which employees, directors and consultants of eBay and its affiliates may be given an opportunity to purchase our Common Stock. We believe that the 2001 Plan assists us in retaining the services of such persons, in securing and retaining the services of persons capable of filling such positions and in providing incentives for such persons to exert maximum efforts for our success.

Administration

      The Board administers the 2001 Plan. Subject to the provisions of the 2001 Plan, it may construe and interpret the 2001 Plan and determine the persons to whom and the dates on which options will be granted. Subject to the provisions of the 2001 Plan, it also may determine the number of shares of our Common Stock to be subject to each option, the exercise and vesting schedule, the exercise price, the type of consideration and other terms of the option. Pursuant to its authority to delegate administration of the 2001 Plan to a committee of one or more members of the Board of Directors, the Board of Directors has delegated such administration to its Compensation Committee. Therefore, as used herein, the “Board” refers to the Compensation Committee as well as to the Board of Directors itself.

      The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be “outside directors.” The 2001 Plan provides that, in the Board’s discretion, directors serving on the committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are: (i) current employees of ours or of an affiliate of ours; (ii) former employees of ours or an affiliate of ours receiving compensation for past services (other than benefits under a tax-qualified pension plan); (iii) current and former officers of ours or an affiliate of ours; (iv) directors currently receiving direct or indirect remuneration from us or an affiliate of ours in any capacity (other than as a director); and (v) any other person who is otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

Eligibility

      We intended the 2001 Plan to benefit all of our employees and consultants and the employees, directors and consultants of our affiliates. As such, all are eligible to participate in the 2001 Plan. However, nonemployee directors are eligible only for grants where the essential terms have been set forth in the 2001 Plan and been approved by our stockholders, and the 2001 Plan currently does not provide for such nondiscretionary grants. In addition, the Board may grant incentive stock options under the 2001 Plan only to our employees and employees of our affiliates.

      The Board may not grant an incentive stock option under the 2001 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of us or any of our affiliates, unless the exercise price is at least 110% of the fair market value of the Common Stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of our

Common Stock with respect to which incentive stock options are exercisable for the first time by the optionholder during any calendar year (under the 2001 Plan and any other plan of ours or our affiliates) may not exceed $100,000.

      No employee may be granted options under the 2001 Plan covering more than 1,000,000 shares of our Common Stock during any calendar year (“Section 162(m) Limitation”).

Stock Subject to the 2001 Plan

      We have reserved an aggregate of 25,000,000 shares of our Common Stock for issuance under the 2001 Plan. As of March 31, 2002, there were 9,930,929 shares to be issued upon the exercise of outstanding options under the 2001 Plan and only 69,071 shares were available for future grant under the 2001 Plan from the 10,000,000 shares previously approved by our stockholders. If options granted under the 2001 Plan expire or otherwise terminate without being exercised, the shares of our Common Stock not acquired pursuant to such options again become available for issuance under the 2001 Plan.

Terms of Options

      Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the Common Stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options generally may not be less than 100% of the fair market value of the Common Stock on the date of grant. However, the Board may establish an exercise price for a nonstatutory stock option with up to a 15% discount if the discount is expressly granted in lieu of a reasonable amount of salary or a cash bonus. If options were granted with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See “— Federal Income Tax Information.” As of April 1, 2002, the closing price of our Common Stock as reported on the Nasdaq National Market System was $56.49 per share. The optionholder may pay the exercise price either in cash or, if allowed by the Board, by delivery of other shares of our Common Stock or in any other form of legal consideration acceptable to the Board.

      Option Exercise. Options granted under the 2001 Plan may become exercisable in cumulative increments (“vest”) as determined by the Board, and the Board may accelerate the time during which an option may vest or be exercised. In addition, options may permit exercise prior to vesting, but in such event the optionholder will be required to enter into an early exercise stock purchase agreement that allows us to repurchase unvested shares, generally at the optionholder’s exercise price, should the optionholder’s service terminate before vesting. To the extent provided by the terms of an option, an optionholder may satisfy any tax withholding obligation relating to the exercise of the option by a cash payment upon exercise, by authorizing us to withhold a portion of the Common Stock otherwise issuable to the optionholder, by delivering already-owned shares of our Common Stock or by a combination of these means.

      Term. The term of options will be 10 years or less, and options generally will terminate three months after termination of the optionholder’s service. If such termination is due to the optionholder’s disability, the option generally may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination. If the optionholder dies during the option term, or within three months after termination of service other than for cause or because of disability, the option generally may be exercised (to the extent the option was exercisable at the time of the optionholder’s death) within 12 months of the optionholder’s death. An optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Restrictions on Transfer

      The optionholder may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. The Board may grant nonstatutory stock options that are transferable to the extent provided in the stock option agreement.

Adjustment Provisions

      Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of our Common Stock subject to the 2001 Plan and to outstanding options. In that event, the Board will appropriately adjust the 2001 Plan as to the class and the maximum number of shares of our Common Stock subject to the 2001 Plan and to the Section 162(m) Limitation, and will adjust outstanding options as to the class, number of shares and price per share of our Common Stock.

Effect of Certain Corporate Events

      In the event of our dissolution or liquidation, outstanding options will terminate. However, outstanding options do not automatically terminate in the event of a change in control. A “change in control” means a sale, lease or other disposition of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our stock outstanding immediately preceding the merger are converted by virtue of the merger into other property. In the event of a change in control, any surviving corporation or acquiring corporation may assume or continue outstanding options or may substitute similar options. If it refuses to do so, then with respect to options held by optionholders whose service has not terminated, the vesting of such options (and, if applicable, the time during which such options may be exercised) will be accelerated in full. The unexercised portion of all outstanding options will terminate upon the change in control. The acceleration of an option in the event of a change in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

Duration, Amendment and Termination

      The Board may amend, suspend or terminate the 2001 Plan at any time or from time to time. Stockholders approved the 2001 Plan at our 2001 Annual Meeting of Stockholders. Stockholder approval of any amendment to the 2001 Plan must be sought if necessary under applicable laws or regulations. Stockholder approval also must be sought for any material amendment to the 2001 Plan. However, the Board may submit any amendment under the 2001 Plan for stockholder approval at its discretion.

Federal Income Tax Information

      Options granted under the 2001 Plan to persons subject to United States taxation generally have the following federal income tax consequences:

      Incentive Stock Options. Incentive stock options under the 2001 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. To date, no incentive stock options have been granted under the 2001 Plan.

      There generally are no federal income tax consequences to the optionholder or to us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionholder’s alternative minimum tax liability, if any.

      If an optionholder holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionholder upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the optionholder held the stock for more than one year.

      Generally, if the optionholder disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the optionholder will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the optionholder’s actual gain, if any, on the purchase and sale. The optionholder’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

      To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition, we will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

      Nonstatutory Stock Options. There are no tax consequences to the optionholder or to us by reason of the grant of a nonstatutory stock option. Upon acquisition of the stock, the optionholder normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the optionholder elects to be taxed on receipt of the stock. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

      Upon disposition of our stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the optionholder held our stock for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

      Capital Gains. Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently generally 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 38.6%. Slightly different rules may apply to participants who acquire stock subject to our repurchase right.

      Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to options, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

      Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the option is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant, or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

Participation in the 2001 Plan

      The grant of stock options under the 2001 Plan to executive officers, including the executive officers named in the Summary Compensation Table set forth under “Executive Compensation — Compensation Executive Officers — Summary of Compensation,” is subject to the discretion of the Board. Since the 2001 Plan’s inception none of Ms. Whitman and Messrs. Webb, Jordan, Bannick and Cobb has been granted options to purchase shares from the 2001 Plan. During 2001, no current executive officers, including the Named Executive Officers were granted as of December 31, 2001, shares from the 2001 Plan, whereas all other employees as a group have been granted, as of December 31, 2001, options to purchase 4,459,805 shares. During this period, options to purchase an aggregate of 190,723 shares were cancelled. Since the 2001 Plan’s inception, none of our current directors has been granted options to purchase shares under the 2001 Plan. As of December 31, 2001, the weighted average exercise price of outstanding options under the 2001 Plan was $61.48. As of the date hereof, there has been no determination as to future awards under the 2001 Plan. Accordingly, future benefits or amounts received are not determinable.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      We have selected PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2002. We are submitting our selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since November 1997. We expect that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

      Our Bylaws do not require that the stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditors. However, we are submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if we determine that such a change would be in the best interests of eBay and our stockholders.

Audit and Other Professional Fees

      During the fiscal year ended December 31, 2001, fees for services provided by PricewaterhouseCoopers LLP were as follows (and rounded to the nearest $1,000):

Audit Fees	$930,000
Financial Information systems design and implementation	0
Acquisition and other transactional due diligence	690,000
1933 Act Registration Statement and securities related services	50,000
Tax	15,000

Total	$1,685,000

      The Audit Committee has determined that the rendering of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining their independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information known to us with respect to beneficial ownership of the Common Stock as of April 1, 2002, by (i) each stockholder that we know is the beneficial owner of more than 5% of the Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table set forth under “Executive Compensation — Compensation of Executive Officers — Summary of Compensation” and (iv) all executive officers and directors as a group.

	Shares Beneficially
	Owned(1)

Name of Beneficial Owner	Number	Percent

Pierre M. Omidyar(2)	65,305,342	23.3%
Jeffrey S. Skoll(3)	36,088,830	12.9
AXA Financial, Inc. (“AXA Financial”)(4)	15,025,542	5.4
Margaret C. Whitman(5)	9,124,776	3.3
Maynard G. Webb, Jr.(6)	499,734	*
Jeffrey D. Jordan(7)	294,665	*
Matthew J. Bannick(8)	184,556	*
William C. Cobb(9)	77,000	*
Philippe Bourguignon(10)	131,250	*
Scott D. Cook(11)	1,126,666	*
Robert C. Kagle(12)	2,028,543	*
Dawn G. Lepore(13)	131,250	*
Howard D. Schultz(14)	291,809	*
All directors and executive officers as a group (17 persons)(15)	80,465,452	28.4

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2002 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 279,885,852 shares of our Common Stock outstanding as of April 1, 2002.

(2)	Mr. Omidyar is our Founder and Chairman of the Board. Includes 623,800 shares held by his spouse as to which he disclaims beneficial ownership. The address for Mr. Omidyar is 2145 Hamilton Avenue, San Jose, California 95125.

(3)	The address for Mr. Skoll is c/o Capricorn Management, LLC, 2005 Hamilton Avenue, Suite 260, San Jose, California 95125.

(4)	AXA Financial’s affiliates, as of April 1, 2002, were the beneficial owners of 15,025,542 shares of common stock (approximately 5.4% of the total number of shares of common stock outstanding). Of these 15,025,542 shares: (a) 14,931,142 were beneficially owned by Alliance Capital Management L.P. (“Alliance”), a majority owned subsidiary of AXA Financial; (b) 92,500 were beneficially owned by The Equitable Life Assurance Society of the United States (“Equitable”), a wholly owned subsidiary of AXA Financial; (c) 1,100 were beneficially owned by AXA Rosenberg Investment Management, LLC (“AXA Rosenberg”), an affiliate of AXA Financial and a majority owned indirect subsidiary of AXA;

and (d) 800 were beneficially owned by AXA Investment Managers France (“AXA-IM”), an affiliate of AXA Financial and a majority-owned indirect subsidiary of AXA.

(5)	Ms. Whitman is our President and Chief Executive Officer. Includes 2,604,229 shares held by the Griffith R. Harsh, IV & Margaret C. Whitman TTEES of Sweetwater Trust U/A/D 10/15/99. In addition, it includes (a) 1,198 shares held by Griffith Rutherford Harsh IV Custodian Griffith Rutherford Harsh V UTMA California as to which Ms. Whitman’s spouse is custodian for the trust and as to which Ms. Whitman disclaims beneficial ownership and (b) 1,198 shares held by Griffith Rutherford Harsh IV Custodian William Whitman Harsh UTMA California as to which Ms. Whitman’s spouse is custodian for the trust and as to which Ms. Whitman disclaims beneficial ownership. Includes 46,875 shares Ms. Whitman has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Ms. Whitman is 2145 Hamilton Avenue, San Jose, California 95125.

(6)	Mr. Webb is our President of Technologies. Includes 499,734 shares Mr. Webb has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Webb is 2145 Hamilton Avenue, San Jose, California 95125.

(7)	Mr. Jordan is our Senior Vice President and General Manager, US Business. Includes 294,665 shares Mr. Jordan has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Jordan is 2145 Hamilton Avenue, San Jose, California 95125.

(8)	Mr. Bannick is our Senior Vice President and General Manager, International. Includes 183,748 shares Mr. Bannick has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Bannick is 2145 Hamilton Avenue, San Jose, California 95125.

(9)	Mr. Cobb is our Senior Vice President, Global Marketing. Includes 77,000 shares Mr. Cobb has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Cobb is 2145 Hamilton Avenue, San Jose, California 95125.

(10)	Includes 131,250 shares Mr. Bourguignon has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Bourguignon is c/o Club Mediterranee, 11 rue de Cambrai, 75019 Paris, France.

(11)	Includes 903,750 shares Mr. Cook has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Cook is c/o Intuit, Inc., 2535 Garcia Avenue, Mountain View, California 94043.

(12)	The shares are held by Robert & Joanne Kagle Trust UAD 4/4/96, Robert Kagle and Joanne Kagle, TTEES. Includes 22,500 shares Mr. Kagle has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Kagle is c/o Benchmark Capital Management Co., L.L.C., 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(13)	Includes 131,250 shares Ms. Lepore has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Ms. Lepore is c/o The Charles Schwab Corporation, 101 Montgomery Street, M.S., 120-30-305, San Francisco, California 94104.

(14)	Includes 56,250 shares held by Maveron LLC and 56,250 shares held by Maveron Equity Partners, L.P., a limited partnership in which Mr. Schultz is a member of the general partner. Mr. Schultz disclaims beneficial ownership of shares held by these entities except for his proportional interest in those shares. Includes 22,500 shares Mr. Schultz has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Schultz is c/o Starbucks Corporation, 2401 Utah Ave. South, 8th Floor, Seattle, Washington 98134. The address for Maveron is 505 Fifth Avenue, Suite 600, Seattle, Washington 98104.

(15)	Includes 3,453,050 shares subject to options exercisable within 60 days.

EXECUTIVE OFFICERS OF THE REGISTRANT

      Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of April 1, 2002.

Name	Age	Position

Margaret C. Whitman	45	President & Chief Executive Officer
Matthew J. Bannick	37	Senior Vice President and General Manager, International
William C. Cobb	45	Senior Vice President, Global Marketing
Rajiv Dutta	40	Senior Vice President, Chief Financial Officer
Christopher T. Hjelm	40	Senior Vice President, eBay Technology
Michael R. Jacobson	47	Senior Vice President, Legal Affairs, General Counsel & Secretary
Jeffrey D. Jordan	43	Senior Vice President and General Manager, US Business
Eileen Nelson	55	Senior Vice President, Human Resources
Mark J. Rubash	45	Vice President, Finance and Chief Accounting Officer
Brian T. Swette	48	Senior Vice President, Corporate Development
Maynard G. Webb, Jr.	46	President, eBay Technologies

      The biography of Margaret C. Whitman is set forth under the heading “Proposal 1 — Election of Directors — Nominees For Election for a Three-Year Term Expiring at the 2004 Annual Meeting.”

      Matthew J. Bannick serves eBay as Senior Vice President and General Manager, International. He has served in that capacity since December 2000. From June 2000 to December 2000, Mr. Bannick served as eBay’s Vice President, International. From November 1999 to June 2000, Mr. Bannick served as eBay’s Vice President, Product and Community. From February 1999 to November 1999, Mr. Bannick served as eBay’s Vice President, Customer Support. From April 1995 to January 1999, Mr. Bannick was an executive for Navigation Technologies (NavTech), the leading provider of digital map databases for the vehicle navigation and internet mapping industries. Mr. Bannick was President of NavTech North America for three years and also served as Senior Vice President of Marketing and Vice President of Operations. From June 1992 to August 1992, Mr. Bannick served as a consultant for McKinsey & Company, in Europe and from June 1993 to April 1995 in the U.S. Mr. Bannick also served as a U.S. diplomat in Germany during the period of German unification. Mr. Bannick holds a B.A. in Economics and International Studies from University of Washington and an M.B.A. degree from the Harvard Business School.

      William C. Cobb serves eBay as Senior Vice President, Global Marketing. He has served in that capacity since June 2000. From February 2000 to June 2000, Mr. Cobb served as the General Manager of Consumer Sales for Netpliance, Inc., an Internet-based content Company. From July 1997 to February 2000, Mr. Cobb served as the Senior Vice President of International Marketing for Tricon Global Restaurants, Inc. From August 1995 to July 1997, Mr. Cobb served as the Senior Vice President and Chief Marketing Officer for Pizza Hut, Inc., a division of Tricon Global Restaurants, Inc. From May 1994 to August 1995, Mr. Cobb served as Vice President of Colas for the Pepsi-Cola Company, a division of PepsiCo., Inc. Mr. Cobb holds a B.S. in Economics from the University of Pennsylvania and a M.B.A. degree from Northwestern University.

      Rajiv Dutta serves eBay as Senior Vice President, Chief Financial Officer. He has served in that capacity since January 2001. From August 1999 to January 2001, Mr. Dutta served as eBay’s Vice President of Finance and Investor Relations. From July 1998 to August 1999, Mr. Dutta served as eBay’s Finance director. From February 1998 to July 1998, Mr. Dutta served as the World Wide Sales Controller of KLA-Tencor. Prior to KLA-Tencor, Mr. Dutta spent nine years, from January 1989 to February 1998, at Bio-Rad Laboratories, Inc., a manufacturer and distributor of life science and diagnostic products with operations in over 24 countries. Mr. Dutta held a variety of positions with the Company, including the group controller of the Life Science Group. Prior to that position, Mr. Dutta was in a general management role, responsible for opening and building the company’s operations in India as well as serving as the director of finance for the Asia-Pacific region. Mr. Dutta holds a B.A. in Economics from St. Stephen’s College, Delhi University in India and a M.B.A. from Drucker School of Management.

      Christopher T. Hjelm serves eBay as Senior Vice President, eBay Technology. He has served in that capacity since March 2002. From June 2001 to January 2002, Mr. Hjelm served as Executive Vice President, Broadband Network Services for Excite@Home. In September 2001, Excite@Home filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy code. From January 2000 to June 2001, Mr. Hjelm served as Chairman, President and Chief Executive Officer for Zoho Corporation, a business-to-business marketplace serving the hospitality industry. From 1998 to January 2000, Mr. Hjelm served as Senior Vice President and Chief Information Officer for Federal Express Corporation and he additionally served in various capacities during the 11 years that he was employed for Federal Express Corporation. Mr. Hjelm holds a B.S. degree from Colorado State University and a Honorary Ph.D. in Computer Science from Colorado Technical University

      Michael R. Jacobson serves eBay as Senior Vice President, Legal Affairs, General Counsel and Secretary. He has served in that capacity or as Vice President, Legal Affairs, General Counsel since August 1998. From 1986 to August 1998, Mr. Jacobson was a partner with the law firm of Cooley Godward LLP, specializing in securities law, mergers and acquisitions and other transactions. Mr. Jacobson holds an A.B. degree in Economics from Harvard College and a J.D. degree from Stanford Law School.

      Jeffrey D. Jordan serves eBay as Senior Vice President and General Manager, U.S. Business. He has served in that capacity since April 2000. From September 1999 to April 2000, Mr. Jordan served as eBay’s Vice President, Regionals and Services. From September 1998 to September 1999, Mr. Jordan served as Chief Financial Officer for Hollywood Entertainment and President of their subsidiary, Reel.com. From September 1990 to September 1998, Mr. Jordan served in various capacities including most recently Senior Vice President and Chief Financial Officer of The Disney Store Worldwide, a subsidiary of The Walt Disney Company. Mr. Jordan holds a B.A. in Political Science and Psychology from Amherst College and a M.B.A. degree from the Stanford Graduate School of Business.

      Eileen Nelson serves eBay as Senior Vice President, Human Resources. She has served in that capacity since May 2001. From June 1998 to May 2001, Ms. Nelson served as Senior Vice President, Corporate Services at 3COM Corporation. From May 1994 to June 1998, Ms. Nelson served as Vice President, Human Resources at 3COM and she additionally served in various capacities during the 13 years that she was employed at 3COM. Ms. Nelson holds a B.A. in English and Business Administration from Queens College.

      Mark J. Rubash serves eBay as Vice President, Finance and Chief Accounting Officer. He has served in that capacity since August 2001. He has served in that capacity since August 2001. From February 2001 to August 2001, Mr. Rubash served as Vice President, Finance and Investor Relations. From January 2000 to December 2000, Mr. Rubash served as the Executive Vice President and Chief Financial Officer of Critical Path, Inc. From July 1992 to January 2000, Mr. Rubash served as a partner and the Global Leader, Internet Industry Practice of PricewaterhouseCoopers LLP. Mr. Rubash holds a B.S. in Accounting from California State University at Sacramento and is a Certified Public Accountant licensed in the State of California.

      Brian T. Swette serves eBay as Senior Vice President, Corporate Development. He has served in that capacity since December 2001. From December 2000 to December 2001, Mr. Swette served as Executive Vice President, Chief Operating Officer. From October 1999 to November 2000, Mr. Swette served as Vice President, Chief Operating Officer. From August 1998 to October 1999, Mr. Swette served as Senior Vice President of Marketing. From 1981 to June 1998, Mr. Swette was employed by Pepsi-Cola Beverages, a global beverage company, in various capacities including Executive Vice President and Chief Marketing Officer — Global Beverages. Mr. Swette holds a B.S. degree in Economics from Arizona State University.

      Maynard G. Webb, Jr. serves eBay as President, eBay Technologies. He has served in that capacity since August 1999. From July 1998 to August 1999, Mr. Webb was Senior Vice President and Chief Information Officer at Gateway, Inc. From February 1995 to July 1998, Mr. Webb was Vice President and Chief Information Officer at Bay Networks, Inc. From June 1991 to January 1995, Mr. Webb was Director, IT at

Quantum Corporation. Mr. Webb also serves on the board of directors of Gartner, Inc., a high technology research and consulting firm. Mr. Webb holds a B.A.A. degree from Florida Atlantic University.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities of the company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except Ms. Whitman reported one transaction on Form 4 one month late.

Equity Compensation Plan Information

      The following table gives information about our shares of Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2001, including our 1996 Stock Option Plan, 1997 Stock Option Plan, 1998 Equity Incentive Plan, 1998 Directors Stock Option Plan, the 1999 Plan, the 2001 Plan as well as shares of our Common Stock that may be issued under two individual compensation arrangements that were not approved by our stockholders (such grants, the “Non-Plan Grants”). No warrants or rights are outstanding under any of the foregoing plans.

				(c)
				Number of Securities
	(a)		(b)	Remaining Available for
	Number of Securities to		Weighted Average	Future Issuance under
	Be Issued upon Exercise		Exercise Price of	Equity Compensation Plans
	of Outstanding Options,		Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column(a))

Equity compensation plans approved by securityholders	32,122,095		$50.27	13,375,285 (1)

Equity compensation plans not approved by securityholders	2,820,000	(2)(3)	$2.20	—

Total	34,942,095		$46.39	13,375,285

(1)	Includes 1,676,212 shares of our Common Stock remaining available for future issuance under our 1998 Employee Stock Purchase Plan, as amended (the “ESPP”), as of December 31, 2001. Our ESPP contains an “evergreen” provision that automatically increases, on each January 1, the number of securities available for issuance under the ESPP by the number of shares purchased under the ESPP in the preceding calendar year. An aggregate amount of 123,788 shares was purchased under the ESPP in 2001. None of our other plans has an “evergreen” provision.

(2)	Does not include 37,639 shares of our Common Stock, with a weighted average exercise price of $1.10 per share, to be issued upon exercise of outstanding options assumed by us under the Billpoint, Inc. 1999 Stock Option Plan (the “Billpoint Plan”) in connection with our acquisition of Billpoint in 1999, as we cannot make subsequent grants or awards of our equity securities under the Billpoint Plan. Prior to our acquisition of Billpoint, the stockholders of Billpoint approved the Billpoint Plan. Our stockholders, however, did not approved the Billpoint Plan in connection with our acquisition of Billpoint.

(3)	Does not include 116,308 shares of our Common Stock, with a weighted average exercise price of $14.14 per share, to be issued upon exercise of outstanding options assumed by us under the Half.com, Inc. 1999 Equity Compensation Plan (the “Half.com Plan”) in connection with our acquisition of Half.com in 2000, as we cannot make subsequent grants or awards of our equity securities under the

Half.com Plan. Prior to our acquisition of Half, the stockholders of Half approved the Half.com Plan. Our stockholders, however, did not approve the Half.com Plan in connection with our acquisition of Half.

      Our Non-Plan Grants relate to two individual compensation arrangements that were made prior to the initial public offering of our Common Stock in 1998. At the time of such Non-Plan Grants, members of our Board and their affiliates beneficially owned in excess of 90% of our then outstanding equity and voting interests. These Non-Plan Grants have been previously disclosed in our initial public offering Prospectus filed with the SEC on September 25, 1998 under the headings “Management — Director Compensation” and “— Compensation Arrangements.” Except as set forth below, the terms and conditions of the Non-Plan Grants are identical to the terms of our 1997 Stock Option Plan, a copy of which was filed as an exhibit to our S-1 Registration Statement (No. 33-59097) filed in connection with our initial public offering.

      The first Non-Plan Grant involved the Board’s grant of an option to purchase 900,000 shares of our Common Stock at an exercise price of $1.56 to Mr. Cook upon his joining our Board in June 1998 as an independent director. These options granted to Mr. Cook were non-qualified options and were immediately exercisable, with a term of 10 years. These options vested as to 25% of the underlying shares in June 1999 and as to 2.08% of the shares each month thereafter until they fully vest in June 2002. To the extent these options are exercised, the underlying shares of Common Stock received are subject to our right of repurchase at termination of service at a repurchase price equal to the exercise price of the option that lapses in accordance with the vesting schedule above. To date, Mr. Cook has not exercised any options under these options.

      The second Non-Plan Grant involved the Board’s grant of an option to purchase 3,600,000 shares of our Common Stock at an exercise price of $2.50 to Mr. Swette upon his joining eBay in August 1998 as Senior Vice President of Marketing and International. These options granted to Mr. Swette were non-qualified options with a term of 10 years. These options vested as to 25% of the underlying shares in August 1999 and as to 2.08% of the shares each month thereafter until they fully vest in August 2002.

EXECUTIVE COMPENSATION

Compensation of Directors

      Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending Board and Board committee meetings.

      Under the 1998 Directors Stock Option Plan (the “Directors Plan”), members of the Board who are not employees of eBay, or any parent, subsidiary or affiliate of eBay, are eligible to participate in the Directors Plan. Option grants under the Directors Plan are automatic and nondiscretionary, and the exercise price of the options must be 100% of the fair market value of the Common Stock on the date of grant. Each eligible director will initially be granted an option to purchase 180,000 shares (an “Initial Grant”) on the date elected to the Board of Directors. At each annual meeting of our stockholders, each eligible director will automatically be granted an additional option to purchase 30,000 shares if he or she has served continuously as a member of the Board since the date of his or her Initial Grant. In March 1999, the Board amended the Directors Plan to provide that no such grants would be made to eligible directors at the 1999 Annual Meeting. The term of these options is 10 years, provided that they will terminate seven months following the date on which the director ceases to be a director or consultant of eBay (12 months if the termination is due to death or disability). All options granted under the Directors Plan will vest as to 25% of the shares on the first anniversary of the date of grant and as to 2.08% of the shares each month thereafter, provided the optionee continues as a director or consultant of eBay.

Compensation of Executive Officers

     Summary of Compensation

      The following table shows certain compensation earned during the fiscal years ending December 31, 1999, 2000 and 2001, by our Chief Executive Officer and four most highly-compensated executive officers (based on their salary and bonus compensation) at December 31, 2001 (the “Named Executive Officers”).

Summary Compensation Table

							Long-Term and Other Compensation

		Annual Compensation					Number of
							Securities
Name and 2001	Fiscal					Other Annual	Underlying		All Other
Principal Positions	Year	Salary(1)		Bonus(2)		Compensation(3)	Options		Compensation(6)

Margaret C. Whitman	2001	$241,256		$139,332		$1,500	750,000		$384
President and Chief	2000	210,000		87,914		1,500	500,000	(4)	382
Executive Officer	1999	195,000		97,500		1,500	—		455
Maynard G. Webb, Jr.	2001	500,000		646,137	(11)	—	500,000		384
President, eBay	2000	450,000		503,151		—	100,000	(4)	384
Technologies	1999	184,327	(7)	108,000		—	1,000,000		23,175
Jeffrey D. Jordan	2001	322,404		467,041	(12)	—	400,000		3,259
Senior Vice President	2000	290,000		136,254		1,500	300,000	(5)	29,250
and General Manager,	1999	64,484	(8)	16,323		1,500	300,000		5,096
U.S. Business
Matthew J. Bannick	2001	279,506		133,396		1,500	300,000		384
Senior Vice President	2000	207,250		86,139		1,500	140,000	(4)	372
and General Manager,	1999	131,106	(9)	61,381		1,500	260,000		244
International
William C. Cobb	2001	283,666		202,026	(13)	1,500	—		90,627
Senior Vice President,	2000	27,576	(10)	—		233	280,000		13,831
Global Marketing	1999	—		—		—	—		—

(1)	Effective April 1, 2001, all eligible employees of eBay, including certain of the Named Executive Officers, received an annual salary increase representing: (i) in the case of Ms. Whitman, a salary of $250,000 per annum; (ii) in the case of Mr. Jordan, a salary of $330,000 per annum; (iii) in the case of Mr. Bannick, a salary of $286,000 per annum; and (iv) in the case of Mr. Cobb, a salary of $284,880 per annum. Mr Webb’s salary in 2001 was $500,000 per annum.

(2)	All 2001 bonuses represent amounts paid in 2001 and 2002 for services rendered in 2001, all 2000 bonuses represent amounts paid in 2000 and 2001 for services rendered in 2000, and all 1999 bonuses represent amounts paid in 2000 for services rendered in 1999, except for a signing bonus of $108,000 paid to Mr. Webb in 1999.

(3)	Represents matching contributions under our 401(k) Plan.

(4)	Reflects option grants that were subsequently rescinded and cancelled by agreement between eBay and the applicable Named Executive Officer in July 2000 after it was determined that the grants might call into question the desired accounting treatment of our acquisition of Half.com. See the “— Report of the Compensation Committee of the Board of Directors on Executive Compensation.”

(5)	All but 100,000 of the shares of our Common Stock underlying options granted to Mr. Jordan in 2001 were subsequently rescinded and cancelled by agreement between eBay and Mr. Jordan. See the “— Report of the Compensation Committee of the Board of Directors on Executive Compensation.”

(6)	Represents: (i) in the case of Mr. Webb, a reimbursement for relocation expenses paid to him in 1999 ($22,815); (ii) in the case of Mr. Jordan, a reimbursement for relocation expenses paid to him in 1999 ($5,000), 2000 ($28,866) and 2001 ($2,875); (iii) in the case of Mr. Cobb, a reimbursement for relocation expenses paid to him in 2000 ($13,799) and 2001 ($90,243); and (iv) in the case of each of the Named Executive Officers, insurance premiums we paid with respect to group life insurance for their benefit.

(7)	Mr. Webb was hired by eBay in July 1999. Accordingly, the amounts shown in the table above for fiscal year 1999 are for a period of less than a year. Mr. Webb’s salary in 1999 was $450,000 per annum.

(8)	Mr. Jordan was hired by eBay in September 1999. Accordingly, the amounts shown in the table above for fiscal year 1999 are for a period of less than a year. Mr. Jordan’s salary in 1999 was $210,000 per annum.

(9)	Mr. Bannick was hired by eBay in February 1999. Accordingly, the amounts shown in the table above for fiscal year 1999 are for a period of less than a year. Mr. Bannick’s salary in 1999 was $175,000 per annum.

(10)	Mr. Cobb was hired by eBay in November 2000. Accordingly, the amounts shown in the table above for fiscal year 2000 are for a period of less than a year. Mr. Cobb’s salary in 2000 was $280,000 per annum.

(11)	Represents $290,927 paid under eBay’s Management Incentive Plan and $355,200 under Mr. Webb’s special retention plan. See “Certain Transactions.”

(12)	Represents $153,041 paid under eBay’s Management Incentive Plan and $314,000 under Mr. Jordan’s special retention plan. See “Certain Transactions.”

(13)	Represents $132,026 paid under eBay’s Management Incentive Plan and $70,000 under Mr. Cobb’s special retention plan. See “Certain Transactions.”

      The following executive officers received grants of options in 2001 under eBay’s 1998 Equity Incentive Plan (the “1998 Plan”), except in respect of Mr. Bannick, who received his grant of options in 2001 under the 1999 Plan.

Option Grants During 2001

					Potential Realizable Value
	Number of	Percentage of			at Assumed Annual Rates
	Securities	Total Options			of Stock Price Appreciation
	Underlying	Granted to	Exercise		for Option Term(4)
	Options	Employees	Price	Expiration
Name	Granted(1)	During 2001(2)	Per Share(3)	Date	5%	10%

Margaret C. Whitman	750,000	3.9%	$40.06	01/12/11	$18,896,318	$47,886,980
Maynard G. Webb, Jr.	500,000	2.6	40.06	01/12/11	12,597,545	31,924,654
Jeffrey D. Jordan	400,000	2.1	40.06	01/12/11	10,078,036	25,539,723
Matthew J. Bannick	300,000	1.5	40.06	01/12/11	7,558,527	19,154,792
William C. Cobb	—	—	—	—	—	—

(1)	Options granted in 2001 were granted under the 1998 Plan, except in the case of Mr. Bannick, who received his grant of options under the 1999 Plan. All options were granted by the Board and were nonqualified stock options. The options granted to Ms. Whitman in 2001 will vest as to 2.08% of the underlying shares in March 2002 and as to 2.08% of the underlying shares each month thereafter until fully vested in February 2006. The options granted to Messrs. Webb, Jordan and Bannick in 2001 are subject to a three-year vesting schedule, vesting 16.67% after six months and 1/36th per month thereafter.

(2)	Based on options to purchase 19,470,587 shares of our Common Stock granted in fiscal year ended December 31, 2001, exclusive of 150,000 shares granted to directors.

(3)	Options were granted at an exercise price equal to the fair market value of our Common Stock, as determined by the Board of Directors on the date of grant. The exercise prices per shares listed in the table above are rounded to the nearest cent.

(4)	Reflects the value of the stock option on the date of grant assuming (i) for the 5% column, a 5% annual rate of appreciation in our Common Stock over the ten-year term of the option and (ii) for the 10% column, a ten-percent annual rate of appreciation in our Common Stock over the ten-year term of the option, in each case without discounting to net present value and before income taxes associated with the exercise. The 5% and 10% assumed rates of appreciation are based on the rules of the SEC and do not represent our estimate or projection of the future Common Stock price. The amounts in this table may not necessarily be achieved.

      The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2001 and the number of shares of our Common Stock subject to exercisable and unexercisable stock options held as of December 31, 2001, by each of the Named Executive Officers. The value at fiscal year end is measured as the difference between the exercise price and the fair market value at close of market on December 31, 2001, which was $66.90.

Aggregate Option Exercises in 2001 and Values at December 31, 2001

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised Options		In-the-Money Options
	Shares		at December 31, 2001		at December 31, 2001(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)

Margaret C. Whitman	—	—	—	750,000	—	$20,128,125
Maynard G. Webb	300,000	$4,857,038	426,125	763,875	$10,563,110	19,615,078
Jeffrey D. Jordan	111,123	2,311,518	227,777	461,100	1,299,081	8,233,015
Matthew J. Bannick	83,342	1,797,962	139,999	301,659	810,177	5,974,015
William C. Cobb	—	—	75,833	204,167	2,177,355	5,862,145

(1)	Value realized is based on the fair market value of our Common Stock on date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the officer.

(2)	Calculated using the fair market value of our Common Stock on December 31, 2001 ($66.90) less the exercise price of the option.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION(1)

      We constitute the Compensation Committee of the Board of Directors of eBay. None of us has been an officer or employee of eBay. We are responsible for establishing the compensation for eBay’s executive officers, including the CEO.

      The goals of eBay’s compensation program are to align compensation with business objectives and performance and to enable it to attract, retain and reward executive officers and other key employees who contribute to our long-term success and to motivate them to enhance long-term stockholder value. To meet these goals, we have adopted a mix of the compensation elements of salary, bonus and stock options.

      Base Salary. We meet at least annually to review and approve each executive officer’s salary for the ensuing year. When reviewing base salaries, we consider the following factors: competitive pay practices, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. The relative importance of these factors varies, depending on the particular individual whose salary is being reviewed. To provide us with more information for making compensation comparisons, eBay provides us with surveys of compensation for a group of comparable companies with revenues similar to its own. Our objective in setting base salary is generally to pay salaries at a level roughly comparable to the median for similar sized companies (measured by revenue) and to bias cash compensation towards bonus compensation rather than salaries. For 2001, based in part on the recommendation of the CEO, we again increased the salary levels of the executive officers. We again distinguished between executive officers hired prior to our initial public offering, and those hired after. We set base salaries for those hired prior to our IPO, including our chief operating officer, in a range from $160,000 to $250,000. The base salaries of executive officers hired after our initial public offering reflect a wider range, due in large part to the level of base salary each negotiated at the time he or she was hired, adjusted for subsequent promotions. For 2001, this range was $250,000 to $500,000, representing increases of approximately 2% to 11%. Meg Whitman’s 2001 salary was increased by $35,000 to $250,000 based on her 2000 performance tempered by her equity compensation and our desire to substantially bias her cash compensation towards her bonus. The performance factors we took into account in making this decision were revenue growth, net income growth, pro forma net income growth, strategic progress, including the Half.com acquisition, and the further filling out of the executive team.

      Bonus. Early in 2001, we made some modifications to the management incentive plans for our officers and other key employees relating to cash bonus compensation. As modified, the plan for our officers provides for quarterly bonuses split evenly between a bonus based upon financial targets set by our committee for each quarter and a bonus based on achievement of quarterly individual goals, so long as a minimum financial target threshold has been met. Bonus amounts could range from 55% to 135 % of target. The financial goals for the plan in 2001 were again contribution from operations and revenue. Target bonus amounts for executive officers were 40% to 50% of base salary depending upon their position. One fourth of this target amount was payable each quarter. Quarterly bonus payouts ranged from 90% to 145% of target for the bonus based on financial targets and generally 90% to 120% of target for the individual performance targets.

      Stock Options. eBay’s stock option plans are designed to provide its employees with an opportunity to share, along with its stockholders, in eBay’s long-term performance. Initial grants of stock options are generally made to eligible employees upon commencement of employment, with additional grants being made to pursuant to a periodical focal grant program or following a significant change in job responsibilities, scope or title. Stock options under the option plans generally vest over a four-year period and expire ten years from the date of grant. The set of grants made to employees and officers in January 2001 (with the exception of certain pre-IPO employees and officers) had a three-year vesting period. The exercise price of our option grants has been set at 100% of the fair market value of our Common Stock on the date of grant.

      (1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any of our filings under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

      Guidelines for the initial number of stock options for each participant under the option plans are generally determined by a formula providing a range of option grants for each job level. Follow-on option grants are based upon a number of factors, including performance of the individual, job level, potential, competitive factors and past option grants. eBay makes follow-on grants for key employees other than its officers twice a year, during the first and third quarters. The Board of Directors has delegated the authority to make option grants to non-officers to a Non-Officer Stock Option Grant Committee consisting of Meg Whitman.

      In 2000, we made our first follow-on grants to the executive staff. All grants were made at 100% of the closing price of our shares of Common Stock on the date of grant. Executive staff members who joined eBay after the initial public offering received additional grants based on the factors noted above. Executive officers who had received pre-IPO initial grants were due to be fully vested on those grants in one to two years from the time we met to discuss grants. We considered a number of alternative approaches to new option grants to these individuals as outlined by the compensation consultant used in 2000. We ultimately determined to make a set of substantial grants, which would vest over the period three to five years after grant, after the full vesting of the initial grants for these executives. The number of shares to be granted were based upon performance, potential, and, in some cases, the longer term plans of the affected individuals. These grants to officers (both pre- and post-IPO) were subsequently voluntarily cancelled by agreement between the executives and eBay after it was determined that the grants might call into question the desired accounting treatment of eBay’s acquisition of Half.com.

      At the beginning of 2001, as the result of these voluntary cancellations, most of our executive staff did not have outstanding option grants other than their new-hire grants. In 2001 we made follow-on grants to executive staff. Consistent with the approach previously adopted, executive officers who had joined the Company pre-IPO were given substantial grants, vesting over four years, that did not begin vesting until their initial grants were fully vested (generally 12 to 18 months after the date of grant). Executive officers who had joined us after our IPO received grants with terms consistent with those made to other employees, including a three-year vesting schedule.

      We also created an additional special retention bonus plan in 2001 for Jeff Jordan. Under this plan, he will receive payments in April of 2002, 2003, 2004 and 2005, if he is then employed by eBay. Payment amounts decline from $224,550 to $196,762.50 over the period and may be used to pay principal and interest payments Mr. Jordan will then owe to eBay under a loan secured by his principal place of residence.

      eBay is limited by Section 162(m) of the Internal Revenue Code of 1986 to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” We do not expect this limitation to affect eBay in 2002.

      CEO Compensation. The Committee used the same procedures described above in setting the annual compensation for our CEO. In considering Meg Whitman’s salary and bonus we not only considered the factors described above, but also took into consideration her accomplishments in setting basic business strategy and reorganizing and increasing eBay’s senior management team as eBay’s business expanded is scope and grew in size. The portion of Ms. Whitman’s bonus that was based on financial factors was calculated in accordance with the same formula used for all other officers. Her individual performance bonus varied quarter by quarter from 100% to 110% of target, based upon not only eBay’s financial performance but also on the growth and maturation of our management team, and our strategic progress, including our acquisitions. Taking all of this into account, Ms Whitman received a bonus of 58% of her base salary, as compared to a target of 50% of base salary. In addition, we determined to make an option grant of 750,000 shares, vesting monthly for four years, commencing in February of 2002.

      Summary. Through the plans described above, a significant portion of our compensation program for our executive officers (including our CEO) is contingent upon the individual’s and eBay’s performance, and realization of benefits by our CEO and the other executive officers is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation during any given annual period.

COMPENSATION COMMITTEE

Philippe Bourguignon
Robert C. Kagle
Howard D. Schultz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No member of the Compensation Committee is or was formerly an officer or an employee of eBay. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

      Mr. Kagle, a member of our Compensation Committee, is a member of the general partner of certain venture capital funds that beneficially hold greater than 10% of the equity interests in each of zipRealty.com, Keen.com, ePinions, Inc. and Vcommerce, Inc. Mr. Kagle serves on the board of zipRealty.com. We engaged in the following transactions with these companies in 2001:

      In April 2000, we entered into an advertising and promotions agreement with Keen.com, which was subsequently amended in December 1999 and April 2000, under which we recognized revenues of approximately $1,032,000 in 2001 in exchange for our promotion of Keen. As of March 31, 2002, we have recognized revenues of approximately $200,000 in 2002 under agreement with Keen.com. In July 2000, we entered into an advertising and promotions agreement with zipRealty.com under which we recognized revenues of approximately $440,000 in 2001 in exchange for our promotion of zipRealty. In February 2001, our wholly owned subsidiary, Half.com, entered into a certain content licensing and inventory sales agreement with Vcommerce pursuant to which Vcommerce agreed to list its inventory on Half.com’s website and to allow Half to use Vcommerce’s catalog data to supplement Half’s existing catalog data. Half paid Vcommerce approximately $100,000 in 2001 under this agreement. In December 1999, we entered into an internet marketing agreement with ePinions under which we paid ePinions approximately $500,000 fees in 2001 for its promotion of eBay. As of March 31, 2002, we have paid ePinions approximately $120,000 in 2002 under our agreement with ePinions.

      We believe that all of the transactions set forth above were made on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Performance Measurement Comparison(1)

      The following graph shows the total stockholder return of an investment of $100 in cash on September 24, 1998 (eBay’s first day of trading) for our Common Stock and an investment of $100 in cash on that day for (i) the Nasdaq National Market Index and (ii) the Goldman Sachs Internet Index. The Goldman Sachs Internet Index is a modified-capitalization weighted index of 20 stocks representing the Internet industry, including Internet content and access providers, Internet software and services companies and e-commerce companies. Historic stock performance is not necessarily indicative of future stock price performance. No dividends were paid in respect of our Common Stock during this period. All values assume reinvestment of the full amount of any dividends and are calculated daily.

Selected Measurement		Goldman Sachs Internet
Points	eBay	Index (GIN)	NASDAQ Composite Index

9/24/98	100.00	100.00	100.00
12/31/98	509.24	211.61	127.46
3/31/99	869.53	345.58	143.08
6/30/99	958.58	309.56	156.14
9/30/99	893.27	285.03	159.63
12/31/99	792.75	445.02	236.54
3/31/00	1114.52	405.87	265.81
6/30/00	687.87	275.54	230.54
9/29/00	869.92	263.27	213.49
12/29/00	417.94	113.47	143.61
3/30/01	458.31	69.32	106.97
6/29/01	867.42	86.06	125.59
9/28/01	579.42	47.01	87.12
12/31/01	847.29	65.55	113.37

      (1) This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

      The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2001, with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The Audit Committee reviewed with PricewaterhouseCoopers LLP, our independent auditors, who are responsible for expressing an opinion on the conformity of our audited financial statement with generally accepted accounting principles, their judgments as to the quality of our accounting principles and the other matters required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required by the Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the written disclosure and the letter regarding its independence as required by Independence Standards Board Standard No. 1.

      The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations or our internal controls, and the overall quality of our financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of our independent auditors.

AUDIT COMMITTEE

Scott D. Cook
Robert C. Kagle
Dawn G. Lepore

   (1) This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

      We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with eBay.

      In August 2000, Mr. Webb, President of eBay Technologies, entered into a four-year term loan with us at an interest rate of 6.37% per annum, with 10%, 15%, 25% and 50% of principal on the loan being due on each of the first, second, third and fourth anniversary of the loan’s issue date, respectively. The principal amount on the loan was approximately $2,169,800, which amount represented the principal and accrued interest due at the end of a one-year term loan entered into in August 1999 between Mr. Webb and us shortly after his relocation to San Jose as a result of his joining eBay in 1999. The loan is secured by Mr. Webb’s principal place of residence. In January 2001, we entered into a special retention bonus plan with Mr. Webb, under which Mr. Webb will receive bonus payments in August of 2001, 2002, 2003 and 2004, if he is then employed by us. Payment amounts under Mr. Webb’s bonus plan increase from $355,200 in 2001 to $1,154,000 in 2004 and may be used to pay principal and interest payments Mr. Webb will then owe to us under the terms of his loan. In August 2001, Mr. Webb paid down $355,200 of principal and accrued interest on his loan. The maximum indebtedness of Mr. Webb to us during 2001 was $2,296,494.

      In May 2000, Mr. Jordan, our Senior Vice President and General Manager, U.S. Business, entered into two four-year term loans with us at an interest rate of 6.40% per annum, with principal and accrued interest payable on each loan in equal installments on each anniversary. The principal amounts on the loans were $1,000,000 and $900,000, respectively, with the loan amounts secured by Mr. Jordan’s principal place of residence. In May 2000, we entered into a special retention bonus plan with Mr. Jordan under which Mr. Jordan will receive bonus payments in May of 2001, 2002, 2003 and 2004, if he is then employed by us. Payment amounts under this bonus plan with Mr. Jordan decrease from $314,000 in 2001 to $266,000 in 2004 and may be used to pay principal and interest payments Mr. Jordan will then owe to us under any outstanding loans. In July 2000, Mr. Jordan repaid in full the principal and accrued interest on the $900,000 term loan. In addition, in April 2001, Mr. Jordan entered into a four-year term loan with us at an interest rate of 4.94% per annum, with principal and accrued interest payable on in equal installments on each anniversary of this loan. The principal amount on this loan was $750,000, with the loan amount secured by Mr. Jordan’s principal place of residence. In April 2001, we entered into a second special retention bonus plan with Mr. Jordan under which Mr. Jordan will receive bonus payments in April of 2002, 2003, 2004 and 2005, if he is then employed by us. Payment amounts under this bonus plan with Mr. Jordan decrease from $224,550 in 2002 to $196,762.50 in 2005 and may be used to pay principal and interest payments Mr. Jordan will then owe to us under any outstanding loans. In May 2001, Mr. Jordan paid down $314,000 of principal and accrued interest on his May 2000 loan. The maximum indebtedness of Mr. Jordan to us during 2001 was $1,830,954.

      In March 2001, in connection with his relocation to San Jose as a result of his joining eBay in late 2000, Mr. Cobb, our Senior Vice President, Global Marketing, entered into a four-year, non-interest bearing term loan with us in the amount of $840,000. The loan to Mr. Cobb is secured by his principal place of residence. Principal payments of $70,000 are due on the first, second and third anniversaries of the date Mr. Cobb joined eBay (November 27, 2000), with a balloon payment of the remaining principal due on November 27, 2004. In November 2000, we entered into a special retention bonus plan with Mr. Cobb under which Mr. Cobb will receive a $70,000 annual bonus payment in November of 2001, 2002, 2003 and 2004, if he is then employed by us. In April 2002, we entered into a second special retention bonus plan with Mr. Cobb under which Mr. Cobb will receive a $280,000 bonus payment on November 27, 2004 if he is then employed by us. Mr. Cobb may use these bonus payments to pay principal payments due under his loan. In 2001, Mr. Cobb paid down $70,000 of principal on his loan. The maximum indebtedness of Mr. Cobb to us during 2001 was $840,000.

      Certain other transactions are described under the caption “Compensation Committee Interlocks and Insider Participation.”

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ MICHAEL R. JACOBSON

Michael R. Jacobson
Secretary

      A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2001 is available without any charge upon written request to: Secretary, eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

eBay Inc.

PROXY SOLICITED BY BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2002

     The undersigned hereby appoints MICHAEL R. JACOBSON and MARK J. RUBASH, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of eBay Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of eBay Inc. to be held on Wednesday, June 5, 2002, at 9:00 a.m. local time at Silicon Valley Conference Center, Stanford Room, 2161 North First Street, San Jose, California 95131, and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE
THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Ù     FOLD AND DETACH HERE     Ù

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.	Please mark your votes as indicated in this example

WE RECOMMEND A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED TO THE RIGHT.		FOR all nominees listed to the right (except as written in)	WITHHOLD AUTHORITY to vote for all nominees listed to the right	Nominees: 01 Scott D. Cook and 02 Robert C. Kagle To withhold authority to vote for any nominee, write that nominee’s name below:
Proposal 1:	To elect two directors to hold office until the 2005 Annual Meeting.

Proposal 2:	To approve an amendment to our 1999 Global Equity Incentive Plan to increase by 5,000,000 the number of shares of common stock reserved for issuance under the 1999 Plan.

FOR	AGAINST	ABSTAIN

Proposal 3:	To approve an amendment to our 2001 Equity Incentive Plan to increase by 15,000,000 the number of shares of common stock reserved for issuance under the 2001 Plan.

FOR	AGAINST	ABSTAIN

Proposal 4:	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2002.

FOR	AGAINST	ABSTAIN

Proposal 5:	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting thereof.

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and stockholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Signature	Signature	Date

Please sign exactly as your name or names appear hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by an authorized person.

Ù     FOLD AND DETACH HERE     Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/ebay		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.